Exhibit 99.1

Venus Concept Announces Fourth Quarter and Fiscal Year 2019 Financial Results; Provides Preliminary First Quarter of 2020 Revenue Results and Updates Fiscal Year 2020 Revenue Guidance

TORONTO, March 30, 2020 (PRNewswire) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, announced financial results for the three months and twelve months ended December 31, 2019 and preliminary revenue results for the three months ending March 31, 2020. The Company notes that the financial results provided for the three months and twelve months ended December 31, 2019 give effect to the merger that closed on November 7, 2019 as described below.

Fiscal Year 2019 Financial Summary:

•

Total GAAP revenue for the fiscal year 2019 increased 8% year-over-year, to $110.4 million, compared to total GAAP revenue of $102.6 million for the fiscal year 2018. Total GAAP revenue for the fiscal year 2019 included revenue of $2.8 million from Venus Concept Inc. (formerly Restoration Robotics, Inc.) from November 7, 2019 to December 31, 2019.

•

Total revenue for the fiscal year 2019, giving effect to the merger as if it had closed on January 1, 2018, decreased 1% year-over-year, to $123.3 million, compared to total revenue, of $124.6 million for the fiscal year 2018, giving effect to the merger as it had closed on January 1, 2018. Total revenue for the fiscal year 2019, giving effect to the merger as it had closed on January 1, 2018, was comprised of:

•	Venus Concept Ltd. (legacy Venus Concept) revenue of $107.6 million, compared to $102.6 million in 2018, an increase of 5% year-over-year.
•	Venus Concept Inc. (formerly Restoration Robotics, Inc.) revenue of $15.6 million, compared to $22.0 million in 2018, a decrease of 29% year-over-year.
•	GAAP operating loss of $30.3 million for the fiscal year 2019, compared to GAAP operating loss of $3.4 million for the fiscal year 2018.
•	GAAP net loss attributable to Venus Concept Inc. for the fiscal year 2019 of $40.6 million, compared to GAAP net loss attributable to Venus Concept Inc. of $15.0 million for the fiscal year 2018.
•	Adjusted EBITDA loss for the fiscal year 2019 of $12.5 million, compared to adjusted EBITDA income of $9.8 million for the fiscal year 2018.

Fourth Quarter 2019 Financial Summary:

•

Total GAAP revenue for the fourth quarter of 2019 increased 11% year-over-year, to $31.9 million, compared to total GAAP revenue of $28.6 million for the fourth quarter 2018. Total GAAP revenue for the fourth quarter of 2019 includes $2.8 million of revenue from Venus Concept Inc. (formerly Restoration Robotics, Inc.) from November 7, 2019 to December 31, 2019.

•	GAAP operating loss for the fourth quarter of 2019 of $17.9 million, compared to GAAP operating loss of $9.1 million for the fourth quarter 2018.

•

GAAP net loss attributable to Venus Concept Inc. for the fourth quarter of 2019 of $20.8 million, compared to GAAP net loss attributable to Venus Concept Inc. of $13.2 million for the fourth quarter 2018.

•	Adjusted EBITDA loss of $11.5 million, compared to adjusted EBITDA income of $2.4 million in fourth quarter 2018.

Fourth Quarter 2019 Operating Highlights:

•

On November 19, 2019, the Company announced it received a medical device license issued by Health Canada to market Venus Bliss™, a medical aesthetic platform that offers a comprehensive solution to fat reduction and cellulite reduction, with two technologies in one platform. It is intended for use in non-invasive lipolysis of the abdomen and flanks in individuals with a Body Mass Index (BMI) of 30 or less, and is also indicated for use in temporary skin tightening, circumferential reduction, and cellulite reduction.

•

On November 26, 2019, the Company announced it received a medical device license issued by Health Canada and CE Mark to market Venus Epileve. Eplieve is intended as a treatment for hirsutism, permanent hair reduction and pseudofolliculitis barbae in Europe, and for hair removal, permanent hair reduction, and the treatment of pseudofolliculitis barbae in Canada.

•	On December 5, 2019, the Company announced that it received a CE Mark and Therapeutic Goods Administration (TGA) clearance in Australia to market NeoGraft 2.0 for hair restoration.

Merger of Venus Concept Ltd. and Restoration Robotics Inc.:

•

On November 7, 2019, the Company (formerly Restoration Robotics, Inc. “Restoration Robotics”) (NASDAQ: HAIR, through November 7, 2019), a global leader in robotic hair restoration, completed its merger with Venus Concept Ltd., effective November 7, 2019.

o

Immediately following the merger, Restoration Robotics changed its corporate name to Venus Concept Inc. (the “Company”) and the business conducted by Venus Concept Ltd. became the primary business of the Company.

o	Immediately following the completion of the merger, the Company effected a 15-for-1 reverse stock split of its common stock.
o	Immediately following the completion of the merger, the Company completed a $28.1 million equity financing by EW Healthcare Partners, HealthQuest Capital, SEDCO Capital and others.

“2019 was a year of significant advancement and change for Venus Concept,” said Domenic Serafino, Chief Executive Officer of Venus Concept. “We delivered solid commercial execution, received new regulatory clearances and launched two new products in the U.S., and a total of four in international markets; we closed our merger transaction on November 7, 2019 and we made significant progress in enhancing our financial condition with multiple financing transactions. The integration of our two companies is progressing rapidly and we remain excited by the long-term prospects of both the combined global commercial team, and the potentially powerful combination of Venus’ expertise in non-invasive energy-based technologies for aesthetic applications and Restoration Robotics’ expertise in robotic technology, 3D pre-operative planning and software. We ended the year by delivering fourth quarter revenue, giving effect to the merger for the full year, at the high-end of our preliminary range, driven by 2% growth in the legacy Venus Concept business, which offset the expected softer sales performance in the former Restoration Robotics business compared to the prior year.”

Mr. Serafino continued: “We entered 2020 with an expectation of driving sales growth in the range of 9% to 13% year-over-year as we previously announced on January 13, 2020. We expected this growth to be fueled by compelling new product introductions, like our Venus Bliss, and improving adoption of the ARTAS® and ARTAS iX® robotic hair restoration systems. We had a strategic plan to drive growth with strong commercial execution across our team of more than 200 direct selling representatives around the world and by implementing an enhanced go-to-market strategy for our robotic hair restoration business. We entered 2020 focused on a successful integration of the two companies, with a specific emphasis on improving the profitability profile of the combined organization and had identified approximately $18 million of synergies and cost reductions that we expected to realize over the course of 2020.”

“Unfortunately, the global pandemic caused by the novel coronavirus (COVID-19) has significantly impacted our growth trends during the first three months of 2020, which, while difficult to predict, is expected to continue to impact our results in the second quarter of 2020 and possibly beyond. During this period of unprecedented disruption, we remain focused on supporting our global customers and on protecting the health and safety of our employees. Venus Concept is truly a global business, having established a commercial presence in more than 60 countries over the course of our ten-year history. A little more than 30% of our 2019 sales came from the APAC and European regions which were impacted by the pandemic throughout the first quarter, and we have also seen a pronounced decline in both procedures and system adoption in the U.S. beginning in March. Given the rapidly evolving environment and continued uncertainties from the impact of COVID-19 we are withdrawing our full year 2020 revenue guidance and plan to update the investment community as part of our first quarter earnings report in May.”

“We raised $22.25 million of gross proceeds through an equity private placement in early March which further enhanced our financial condition and, in response to the challenging sales trends in recent months, we conducted a full review of our 2020 budget. Importantly, this review has identified new operating expense reduction opportunities of at least $20 million, which we expect to implement beginning in the second quarter. We also continue to identify additional expense cuts that will be made if we experience a prolonged recovery from this pandemic. While the near-term outlook has been challenged by this global pandemic, we continue to believe the long-term opportunity remains extremely compelling as a leading player in both the global minimally invasive/non-invasive medical aesthetics market and the minimally invasive surgical hair restoration market.”

Venus Concept Inc.
Supplemental Financial Information – Revenue By Geographic Area*

	Three Months Ended				Twelve Months Ended
	December 31,		Increase/(Decrease)		December 31,		Increase/(Decrease)
(Dollars in millions)	2019	2018	$	%	2019	2018	$	%
United States	$16.4	$16.7	$(0.3)	(2)%	$47.7	$46.3	$1.4	3%
International	15.5	12.0	3.5	29%	62.7	56.3	6.4	11%
Total Revenue	$31.9	$28.6	$3.2	11%	$110.4	$102.6	$7.8	8%

*numbers may not foot due to rounding

Venus Concept Inc.
Supplemental Financial Information – Revenue By Type*

	Three Months Ended				Twelve Months Ended
	December 31,		Increase/(Decrease)		December 31,		Increase/(Decrease)
(Dollars in millions)	2019	2018	$	%	2019	2018	$	%
Lease revenue	$16.4	$18.7	$(2.3)	(12)%	$65.2	$71.5	$(6.4)	(9)%
System revenue	10.5	7.4	3.1	42%	31.7	23.5	8.3	35%
Product revenue	1.9	1.2	0.7	57%	6.0	4.4	1.6	37%
Service revenue	3.0	1.3	1.7	129%	7.5	3.2	4.3	133%
Total Revenue	$31.9	$28.6	$3.2	11%	$110.4	$102.6	$7.8	8%

*numbers may not foot due to rounding

Fourth Quarter 2019 Financial Results

Total revenue for the fourth quarter of 2019 increased $3.2 million, or 11%, to $31.9 million, compared to $28.6 million for the fourth quarter of 2018. Total products and services revenue for the fourth quarter of 2019 increased $5.5 million, or 55%, to $15.5 million, compared to $10.0 million for the fourth quarter of 2018. Total leases revenue declined $2.3 million, or 12%, to $16.4 million, compared to $18.7 million for the fourth quarter of 2018.

The increase in total revenue, by geography, for the fourth quarter of 2019 was primarily attributable to an increase of $3.5 million, or 29%, in international revenue, offsetting a decrease of $0.3 million, or 2%, in U.S. revenue, compared to the prior year period. The increase in international revenue for the fourth quarter of 2019 was driven primarily by improved performance in Europe, compared to the prior year period.

The increase in total revenue, by product category, for the fourth quarter of 2019 was attributable to an increase of $3.1 million, or 42%, in system revenue, an increase of $1.7 million, or 129%, in service revenue and an increase of $0.7 million, or 57%, in product revenue, which was partially offset by a decrease of $2.3 million, or 12%, in lease revenue. The increase in system revenue for the fourth quarter of 2019 was driven by a 21% increase in revenue from systems sold by Venus Concept Ltd. and the contribution of revenue from the sale of ARTAS® and ARTAS iX® systems, products and services following the merger closing on November 7, 2019. The increase in service revenue for the fourth quarter of 2019 was driven by a 42% in service revenue by Venus Concept Ltd. and the contribution of service revenue associated with the ARTAS® and ARTAS iX® systems following the merger closing on November 7, 2019. The decrease in lease revenue for the fourth quarter of 2019 was driven primarily by a mix shift of Venus Concept Ltd. system revenue from leases to purchases as compared to the prior year period.

Gross profit for the fourth quarter of 2019 decreased $2.3 million, or 10%, to $19.7 million, compared to $22.0 million for the fourth quarter of 2018. The decrease in gross profit is primarily due to revenue mix by product, service and geography as compared to the prior year period. Gross margin was 62.0% of revenue for the fourth quarter of 2019, compared to 77.0% of revenue for the fourth quarter of 2018. The decrease in gross profit percentage is primarily related to an increase in cost of goods sold mainly due to revenue mix by product, service and geography as compared to the prior year period.

Operating expenses for the fourth quarter of 2019 increased $6.4 million, or 21%, to $37.6 million, compared to $31.2 million for the fourth quarter of 2018. The year-over-year increase in operating expenses was primarily driven by an increase of $7.0 million, or 79% year-over-year, in general and administrative expenses and an increase of $1.4 million, or 13%, in sales and marketing expenses, partially offset by a decrease of $2.1 million, or 23%, in provision for bad debt expense. Total operating expenses, specifically general and administrative expenses, for the fourth quarter of 2019 include approximately $5.0 million of costs related to the merger, which did not impact results in the prior year period. Excluding the costs related to the merger in the period, total general and administrative expenses increased approximately $2.0 million, or 23%, to $10.8 million, compared to $8.8 million for the fourth quarter of 2018.

Operating loss for the fourth quarter of 2019 was $17.9 million, compared to operating loss of $9.1 million for the fourth quarter of 2018.

Net loss attributable to Venus Concept Inc. stockholders for the fourth quarter of 2019 was $20.8 million, or $1.07 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $13.2 million, or $2.77 per share, for the fourth quarter of 2018. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 19.5 million and 4.8 million for the fourth quarters of 2019 and 2018, respectively.

Adjusted EBITDA loss for the fourth quarter of 2019 was $11.5 million, compared to adjusted EBITDA income of $2.4 million for the fourth quarter of 2018.

Fiscal Year 2019 Financial Results:

Total revenue for the fiscal year 2019 increased $7.8 million, or 8%, to $110.4 million, compared to $102.6 million for the fiscal year 2018. The increase in total revenue, by geography, was driven by an increase of $6.4 million, or 11%, in international sales and an increase of $1.4 million, or 3%, in U.S. sales. Total product and services revenue for the fiscal year 2019 increased $14.2 million, or 46%, to $45.4 million, compared to $31.1 million for the fiscal year 2018. Total lease revenue for the fiscal year 2019 declined $6.4 million, or 9%, to $65.2 million, compared to $71.5 million for the fiscal year 2018. Total revenue for the fiscal year 2019 included revenue of $2.8 million from Venus Concept Inc. (formerly Restoration Robotics, Inc.) from November 7, 2019 to December 31, 2019.

Net loss attributable to Venus Concept Inc. stockholders for the fiscal year 2019 was $40.6 million, or $4.77 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $15.0 million, or $3.16 per share, for the fiscal year 2018. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 8.5 million and 4.7 million for the fiscal years 2019 and 2018, respectively.

Adjusted EBITDA loss for the fiscal year 2019 was $12.5 million, compared to adjusted EBITDA income of $9.8 million for the fiscal year 2018.

The Company had $15.7 million and $6.8 million of cash and cash equivalents as of December 31, 2019 and December 31, 2018, respectively, and total debt obligations of approximately $69.0 million and $56.5 million as of December 31, 2019 and December 31, 2018, respectively.

Preliminary First Quarter 2020 Revenue Summary:

The Company is providing preliminary revenue expectations for the first quarter of 2020 which reflect the anticipated impact of the COVID-19 outbreak on its global business for the first quarter.

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Preliminary total GAAP revenue for the three months ending March 31, 2020 is expected to be in the range of $14.0 million to $18.0 million, compared to total GAAP revenue of $24.6 million for the first quarter of 2019, representing a decrease of 27% to 43% year-over-year.

Fiscal Year 2020 Revenue Guidance Update:

Due to the rapidly evolving environment and continued uncertainties from the impact of COVID-19, the Company is withdrawing its previously announced fiscal year 2020 revenue guidance which was issued on January 13, 2020. At this date the Company cannot predict the specific extent or duration, of the impact of the COVID-19 outbreak on its financial and operating results for the fiscal year 2020. The Company plans to provide additional information, to the extent practicable, during its first quarter of 2020 earnings call in May.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on March 30 to discuss the results of the quarter and the year with a question and answer session. Those who would like to participate may dial 877-407-2991 (201-389-0925 for international callers) and provide access code 13700044. A live webcast of the call will also be provided on the investor relations section of the Company's website at ir.venusconcept.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13700044. The webcast will be archived at ir.venusconcept.com.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 29 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, and Venus Bliss. Venus Concept’s hair restoration systems includes NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration Systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about the expected synergies and cost savings from our merger with Venus Concept Ltd.; our financial performance; the growth in demand for our systems and other products;and general economic conditions, including the global economic impact of COVID-19, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management's beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described herein under “Item 1A - Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of our Annual Report on Form 10-K.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com

Venus Concept Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	Year Ended, December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,666	$6,739
Restricted cash	83	19
Accounts receivable, net of allowance of $10,494 and $4,408 as of December 31, 2019, and 2018	58,977	42,663
Inventories	18,844	20,261
Deferred expenses	59	620
Prepaid expenses	2,523	1,148
Advances to suppliers	450	1,732
Other current assets	3,101	1,423
Total current assets	99,703	74,605
LONG-TERM ASSETS:
Long-term receivables	35,656	38,201
Deferred tax assets	622	297
Severance pay funds	710	791
Property and equipment, net	4,648	3,381
Intangible assets	22,338	5,252
Goodwill	27,450	2,603
Total long-term assets	91,424	50,525
TOTAL ASSETS	$191,127	$125,130
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$7,789	$5,655
Trade payables	9,401	8,625
Accrued expenses and other current liabilities	21,120	10,880
Taxes payable	2,172	407
Unearned interest income	3,942	3,849
Warranty accrual	1,254	495
Deferred revenues	2,495	163
Total current liabilities	48,173	30,074
LONG-TERM LIABILITIES:
Long-term debt	61,229	50,892
Accrued severance pay	827	835
Deferred tax liabilities	1,017	1,893
Unearned interest income	1,681	1,752
Warranty accrual	723	841
Other long-term liabilities	799	2,388
Total long-term liabilities	66,276	58,601
TOTAL LIABILITIES	114,449	88,675
Commitments and Contingencies (Note 9)
STOCKHOLDERS’ EQUITY (Note 1):
Series A preferred shares, $0.0003 par value: 1,264,565 shares authorized, none and 1,264,565 issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Series B preferred shares, $0.0003 par value: 2,632,109 shares authorized, none and 2,632,109 issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Series C preferred shares, $0.0003 par value: 4,615,567 shares authorized, none and 4,615,567 issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Series C-1 preferred shares, $0.0003 par value: 56,983 shares authorized, none and 56,983 issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Series D preferred shares, $0.0003 par value: 647,189 shares authorized, none and 647,189 issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Common Stock, $0.0001 par value: 300,000,000 shares authorized as of December 31, 2019; 28,686,116 and 4,772,956 issued and outstanding as of December 31, 2019 and 2018, respectively	24	5
Additional paid-in capital (Note 1)	149,840	67,495
Accumulated deficit	(75,686)	(35,067)
TOTAL STOCKHOLDERS’ EQUITY	74,178	32,433
Non-controlling interests	2,500	4,022
	76,678	36,455
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$191,127	$125,130

Venus Concept Inc.

Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

	Three Months Ended, December 31,		Year Ended, December 31,
	2019	2018	2019	2018
Revenue
Leases	$16,358	$18,655	$65,170	$71,540
Products and services	15,496	9,992	45,236	31,074
	31,854	28,647	110,406	102,614
Cost of goods sold
Leases	3,147	2,971	13,411	13,091
Products and services	8,961	3,628	20,342	10,168
	12,108	6,599	33,753	23,259
Gross profit	19,746	22,048	76,653	79,355
Operating expenses:
Selling and marketing	12,426	11,004	41,409	37,315
General and administrative	15,766	8,801	47,497	27,432
Research and development	2,367	2,191	8,034	7,047
Bad debt expense	7,085	9,201	9,991	10,928
Total operating expenses	37,644	31,197	106,931	82,722
Loss from operations	(17,898)	(9,149)	(30,278)	(3,367)
Foreign exchange loss	2,202	1,591	2,611	3,266
Finance expenses	1,645	1,121	7,549	5,361
Loss before income taxes	(21,745)	(11,861)	(40,438)	(11,994)
Income tax expense	990	1,188	1,857	2,215
Net loss	(22,735)	(13,049)	(42,295)	(14,209)
Loss attributable to stockholders of the Company	(20,796)	(13,223)	(40,619)	(14,959)
(Loss) income attributable to non-controlling interest	(1,939)	174	(1,676)	750
	$(22,735)	$(13,049)	$(42,295)	$(14,209)

Net loss per share:
Basic	$(1.07)	$(2.77)	$(4.77)	$(3.16)
Diluted	$(1.07)	$(2.77)	$(4.77)	$(3.16)
Weighted-average number of shares used in per share calculation:
Basic	19,510	4,773	8,517	4,733
Diluted	19,510	4,773	8,517	4,733

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of the Company’s financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and the Company’s financial results presented in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and although depreciation and amortization are a non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

We believe that Adjusted EBITDA is a useful measure for analyzing the performance of our core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), amortization of intangible assets (affecting relative amortization expense), stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained above.

Venus Concept Inc. Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA Income/(Loss) (In thousands of U.S. dollars)

	Three Months Ended, December 31,		Year Ended, December 31,
	2019	2018	2019	2018
Net Loss	$(22,735)	$(13,049)	$(42,295)	$(14,209)
Add back:
Foreign exchange loss	2,202	1,591	2,611	3,266
Finance expenses	1,645	1,121	7,549	5,361
Income tax expense	990	1,188	1,857	2,215
Depreciation and amortization	976	606	2,040	1,340
Stock-based compensation	426	366	2,158	1,257
Company bankruptcy included in provision for bad debts	—	8,256	—	8,256
Other adjustments (1)	4,953	2,283	13,553	2,283
Adjusted EBITDA Income/(Loss)	$(11,543)	$2,362	$(12,527)	$9,769

(1)

For the three and twelve months ended December 31, 2019, the other adjustments to net income/(loss) are mainly represented by professional fees related to the merger and costs from a patent infringement case. For the year ended December 31, 2018, the other adjustments are mainly represented by professional fees incurred in 2018 related to a transaction that was not completed.